UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14A

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VirtualScopics, Inc.
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500 Linden Oaks, 2nd floor
Rochester, New York 14610

April 29, 2008

Dear Stockholders,

You may soon receive a letter from Dr. Saara Totterman and Jose Tamez-Pena (“Former Employees”) urging you to withhold your vote for certain directors at the upcoming VirtualScopics annual meeting to be held on May 8, 2008. Dr. Totterman served as a director of VirtualScopics, Inc. from November 2005 until March 20, 2008 when she resigned as a director following a request, by the VirtualScopics Board, for her resignation after she sold a significant amount of VirtualScopics stock in the open market on March 3, 2008 and March 4, 2008 without following the Company’s pre-clearance trading policy. Dr. Totterman and Mr. Pena were also VirtualScopics management employees until their termination in December 2007 in connection with a realignment of the Company’s businesses, as further explained below.

The Former Employees represent themselves as working in the best interests of stockholders. As noted in the accompanying graph of the company’s stock price during the last six months, the Former Employees sold 340,000 shares of company stock in a 24 hour period which we believe caused an immediate reduction in the closing price of our stock price of greater than 30%. We believe their actions were personally motivated as opposed to those in the best interest of stockholders, as they contend.

Source: www.nasdaq.net, April 28, 2008, (Copyright Nasdaq, Inc., 2008)

Near the end of 2007, we undertook efforts to better align ourselves with the growth in the markets we serve and to significantly improve our financial performance. These efforts included a realignment of certain areas of the company which resulted in an overall reduction in our headcount including the separation of the Former Employees from the company. We strongly believe these actions were necessary for us to succeed as a self-sustaining, commercially viable business focused on delivering to the needs of our customers. As with any significant change, there may be differing views. We, the board of directors and the management team, are unequivocally certain that these actions were in the best interests of our stockholders, customers and employees. These changes afford us the opportunity to add two industry executives to our board which already is composed of extremely accomplished individuals. We encourage you to read the backgrounds of the new nominees which are included in the Proxy Statement we previously mailed to you. We also firmly believe the changes we made at the end of 2007 are consistent with our plans to grow the business and significantly improve our cash flow. This is especially important given the volatility within the financial markets today.

The board of directors believes the directors targeted by the Former Employees have a demonstrable record of skill, experience, and diligence in advancing stockholder interest. They have a deep understanding of our company and the industry and what we must do to capitalize on our technology and the services we offer in the marketplace. Significantly, we have not received, nor have the Former Employees indicated, what nominees they would propose for our board of directors.

The board strongly supports all of the directors nominated and urges you to vote in favor of their reelection and the election of the board’s two new director nominees.

Our board takes stockholder concerns seriously, and carefully considers our stockholders’ views. Below we summarize the Former Employees’ raised concerns and why we disagree.

Chief Executive Officer Compensation

We disagree with the Former Employees’ assessment of the alleged lavish compensation for Jeff Markin, our Chief Executive Officer. During 2007, Mr. Markin’s cash compensation was $235,000, with no bonus. Mr. Markin was granted 500,000 stock options in February 2008, which represents less than 1.5% of our outstanding common stock on a fully diluted basis. These options are intended as long-term compensation and therefore generally vest over four years. Our compensation committee believes that it is important to align the interests of our executives to that of our stockholders by incentivizing them in a manner that reflects the performance of our stock.

Our compensation committee, which is composed entirely of independent directors, reviewed and approved Mr. Markin’s compensation. When the compensation committee reported its approval of Mr. Markin’s compensation to the board of directors, Dr. Totterman did not object to or adversely comment on it in any manner. In fact, the first time that Dr. Totterman adversely commented on it was in her April 25, 2008 letter to shareholders.

Business Strategy

Beginning in 2005, we began expanding our internal infrastructure to become a full service imaging provider to the pharmaceutical, biotechnology and medical device industries. In order to better serve our customers, we developed the capability to handle all of the imaging services surrounding the deployment of our technology into clinical trials along with providing the standard imaging techniques currently familiar to the FDA. We believe our strategy to offer a full suite of technology-based imaging services allows us to work directly with the pharmaceutical and biotech companies sponsoring the clinical trials rather than as a niche provider to an imaging lab. This direct sales relationship with the leading pharmaceutical companies in the world gives us the ability to influence the study protocol towards our technology and methodology. We have found this strategy to be well received as demonstrated by the $17 million in new contracts and awarded projects we secured during 2007, compared to $9.5 million in 2006.

As further evidence of the value of this strategy in February 2008, we contracted with a marketing firm to perform a customer survey of a large portion of our client base. The survey included discussions with individuals from nine of the top 15 pharmaceutical/biotech companies in the world as well as many of the smaller biotech and pharmaceutical companies that have chosen to do business with us over the past two years. The overwhelming response from our customers was that our technology, and the services surrounding the deployment of our technology, was a gold standard for the industry. We believe our customers are the best indicator as to the market acceptance of our strategy. We are using this feedback from our customers as the foundation for a marketing initiative we have underway to increase the awareness in the industry of the customer benefits offered by the delivery of our technology and services.

Our research and development strategy is focused around the development of tools that have proven to have clinical response and to commercialize them in a way that enables our customers to make better decisions about the efficacy of their compounds. We believe this will result in getting the right drugs to the market, sooner, which has been the objective of our technology since our formation.

We continue to be optimistic about the opportunities within the diagnostic market. We have been open about our plans to enter this market after our core business is cash flow breakeven, a goal we have set for the end of 2008. We believe the best approach to enter the diagnostics market is to apply our technology in clinical trials in order to expose the FDA to our technology and the associated clinical benefits which we believe will provide a basis for its clinical use and also facilitate the regulatory process. We intend to continue to develop our plans as we approach the later part of 2008.

Successful Execution of Business Strategy

During 2007, we experienced changes in the demand for our services from our customer base and observed similar dynamics within the broader industry. Oncology, which represents the largest market for our services was continuing to grow at a rapid pace. Along with this, the Osteoarthritis market segment was beginning to show a decline from our previous projections. As a result, we had to make certain structural changes within the company to respond to the market. It was a result of this realignment that the Former Employees were asked to sever their full-time employment with the company. It should be noted that then Director Totterman approved these changes as did the other company directors.

It is unfortunate when realignments impact individuals, including the Former Employees, however, nearly five months into the realignment we remain convinced that these efforts were in the best interest of our company, our customers, our employees and our stockholders.

September 2007 Series B Preferred Stock Financing

Over the past two years we have worked closely with our investor relations firm to expand the awareness of our company within the financial markets. We believe that these efforts allowed us to secure Canaccord Adams, a well respected investment banker, to assist us in the placement of our series B convertible stock in September 2007. With Canaccord Adams’ help, we were able to attract a group of well respected life science institutional investors as investors into this financing.

The Former Employees, without any specifics, generally allege that the terms for the September 2007 financing were unfavorable to stockholders. Based upon, among other factors, our review of multiple alternatives and the advice of our placement agent, we believed at the time, and continue to believe today that the terms for this financing were in line with the market and in the best interests of our stockholders. Apparently, Dr. Totterman and Mr. Pena agreed with this assessment at the time as they voted in favor of the financing and its associated terms.

Stock Trading Price

We are working diligently to offset the significant decline in our stock trading price on March 3rd and 4th (an approximately 35% decline to the closing price on the previous trading day). This drop in price occurred immediately after the Former Employees’ sale of over 340,000 shares in a 24 hour period. This sudden significant supply of shares is in stark contrast to our typical trading volume of 15,000 shares a day. Moreover, Dr. Totterman sold these shares in violation of our trading pre-clearance rules. Further, these significant sales seem inconsistent with the Former Employees’ professed concerns about the Company and the creation of long-term shareholder value.

We have recently hired a new investor relations firm to assist with the broader communication of VirtualScopics to those individuals and firms that are in a position to purchase our stock. We believe these efforts along with solid financial results can enable us to regain, and ultimately increase, our stock price.

Lastly, our customers, employees, board of directors and management team are extremely optimistic with our current direction. We are steadfast on our mission to enable our customers to accelerate their drug development which will result from better decision making and ultimately deliver a higher quality of life for the individuals receiving the treatment. We are focused on this mission and believe this focus will deliver increasing value to our stockholders.

The board strongly supports all of our nominees, and we recommend you to vote for their reelection and/or election. We appreciate your support, and look forward to communicating with you again soon.

Warm Regards,

/s/ Robert G. Klimasewski

Robert G. Klimasewski Stockholder and Chairman of the Board of Directors

OUR BOARD OF DIRECTORS URGES STOCKHOLDERS TO VOTE “FOR”

THE ELECTION OF ALL BOARD NOMINEES.

Forward-Looking Statements

The statements contained in this material that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbors created thereby. These forward-looking statements include, but are not limited to, statements regarding the expected benefits of the Company’s investment in infrastructure, realignment and new customer contract signings and awards in 2007, the Company’s financial and operational goals for 2008 and/or statements preceded by, followed by or that include the words “believes,” “could,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “projects,” “seeks,” or similar expressions. Forward-looking statements deal with the Company’s current plans, intentions, beliefs and expectations. Investors are cautioned that all forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Many of these risks and uncertainties are discussed in the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2007 filed with the Securities and Exchange Commission (the “SEC”), and in any subsequent reports filed with the SEC, all of which are available at the SEC’s website at www.sec.gov. These include without limitation: market acceptance of the Company’s technology and services, the risk of cancellation or delay of customer contracts or specifically as it relates to contract awards, the risk that they may not get signed. Other risks include the company’s dependence on its largest customers and risks of contract performance. All forward-looking statements speak only as of the date of this material and the Company undertakes no obligation to update such forward-looking statements.